Exhibit 99.1

News Release

Contact:	Tim Paynter (Media)
703-280-2720
timothy.paynter@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com

Northrop Grumman Announces $1 Billion Accelerated Share Repurchase Agreement

FALLS CHURCH, Va. - Oct. 29, 2018 - Northrop Grumman Corporation (NYSE: NOC) today announced that it has entered into an accelerated share repurchase (ASR) agreement with Goldman Sachs & Co. LLC to repurchase $1 billion of Northrop Grumman’s common stock.
Under the ASR agreement, Northrop Grumman will receive initial deliveries of approximately 3 million shares on Oct. 31, representing approximately 80 percent of the expected share repurchases under the ASR agreement, based on the company’s closing price of $269.84 on Oct. 26, 2018. The final number of shares to be repurchased will be based on Northrop Grumman’s volume-weighted average price during the term of the transaction, less a discount, and is expected to be completed in the first quarter of 2019.
The ASR will be completed under the company’s current share repurchase authorization, under which $2.1 billion remained at Sept. 30, 2018.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, space, strike, and logistics and modernization to customers worldwide. Please visit news.northropgrumman.com and follow us on Twitter, @NGCNews, for more information.
Note: Statements in this press release, other than statements of historical fact, constitute “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “guidance,” and similar expressions generally identify these forward-looking statements. These forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update or revise any forward-looking statements after the date of this press release except as required by applicable law. Forward-looking statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Actual results may differ materially from those described or implied in these statements based on a number of factors, including global economic conditions, economic conditions in our industry, government fiscal and budget policies, changes in interest rates and other market conditions. A discussion of these risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.